Exhibit 99.1

Zynerba Pharmaceuticals Appoints Warren D. Cooper Lead Director

DEVON, PA, November 16, 2015 — Zynerba Pharmaceuticals, Inc. (NASDAQ: ZYNE), a specialty pharmaceutical company dedicated to the development of innovative transdermal synthetic cannabinoid treatments, today announced the Company’s Board of Directors has appointed Warren Cooper, MB, BS, BSc, MFPM, to the newly created role of Lead Independent Director.  In this role, Dr. Cooper, who has served as one of Zynerba’s independent directors since August 2015, will act as a key liaison between the Chairman and the independent directors, among other responsibilities.

“The appointment of a lead independent director is good corporate governance, and I look forward to working closely with Warren to assure our success as a company.  His background and stature in our industry are exemplary,” said Armando Anido, Chairman and Chief Executive Officer.  “I look forward to serving the Company in this new role,” said Dr. Cooper.  “Zynerba is making meaningful progress against its goals, among which was the appointment of an experienced board to help guide management through what is a period of very rapid growth and development.”

Dr. Cooper is a UK-trained physician with more than 35 years of experience in the global pharmaceutical industry. Previously, Dr. Cooper was the CEO of Prism Pharmaceuticals, a venture-backed, specialty pharmaceutical company that he led from inception in September 2004 until the sale of the Company to Baxter International in May 2011. His career in the pharmaceutical industry began with Merck, Sharp and Dohme and spanned 12 years, initially as a clinical research physician in the UK, then as head of European and subsequently Worldwide Clinical Research Operations for Merck Research Laboratories across all therapeutic areas. Moving to AstraMerck (now AstraZeneca PLC) in a broad clinical development role, he eventually led that company’s cardiovascular business division, a role with full business lifecycle leadership from in-licensing through development, to P&L responsibility for sales and marketing. Dr. Cooper is a member of the Faculty of Pharmaceutical Medicine of the Royal Colleges of Physicians of the United Kingdom. He has previously served on the Boards of Nutrition 21 Inc, Nuron Biotech Inc., Cardiorentis AG and the World Affairs Council of Philadelphia. Dr. Cooper studied at the London Hospital where he earned degrees in Physiology (1974), Medicine and Surgery (1977) granted by the University of London.

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals (NASDAQ: ZYNE) is a specialty pharmaceutical company focused on developing and commercializing proprietary next-generation synthetic cannabinoid therapeutics formulated for transdermal delivery. Zynerba is developing therapeutic candidates based on proprietary transdermal technologies that, if successfully developed, may allow sustained, consistent and controlled delivery of therapeutic levels of two cannabinoids: cannabidiol (CBD), a non-psychoactive cannabinoid, and THC. Transdermal delivery has the potential to reduce adverse effects associated with oral dosing. ZYN002, the Company’s CBD Gel, is the first and only synthetic CBD formulated as a patent protected permeation-enhanced gel and is being studied in refractory epilepsy, Fragile X syndrome and osteoarthritis. Zynerba is also developing ZYN001, which utilizes a synthetically manufactured pro-drug of THC in a transdermal patch to deliver THC through the skin and into the bloodstream. ZYN001 will be studied in fibromyalgia and peripheral neuropathic pain. Learn more at www.zynerba.com and follow the company on Twitter at @ZynerbaPharma.

Investor Contacts

Richard Baron, CFO

Zynerba Pharmaceuticals

484.581.7505

Investorrelations@zynerba.com

Angeli Kolhatkar

Argot Partners

Angeli@argotpartners.com

Media Contact

Eliza Schleifstein

Argot Partners

917. 763.8106

Eliza@argotpartners.com

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. For example, there can be no guarantee that the Company will obtain approval for ZYN002 or ZYN001 from the U.S. Food and Drug Administration (“FDA”) or foreign regulatory authorities; even if ZYN002 or ZYN001 are approved, the Company may not be able to obtain the label claims that it is seeking from the FDA. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the success, cost and timing of the Company’s product development activities, studies and clinical trials; the success of competing products that are or become available; the Company’s ability to commercialize its product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates; and the Company’s expectations regarding its ability to obtain and adequately maintain sufficient intellectual property protection for its product candidates. These and other risks are described under the heading “Risk Factors” in the registration statement on Form S-1 (commission file number 333-205355), which was declared effective by the Securities and Exchange Commission on August 4, 2015. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.